Capital One Third Quarter 2018 Earnings

Exhibit 99.1
News Release

Contacts:
Investor Relations		Media Relations
Jeff Norris	Danielle Dietz	Sie Soheili	Tatiana Stead
703.720.2455	703.720.2455	703.720.3929	703.720.2352

FOR IMMEDIATE RELEASE: October 23, 2018
Capital One Reports Third Quarter 2018 Net Income of $1.5 billion, or $2.99 per share
Excluding adjusting items, Third Quarter 2018 Net Income of $3.12 per share(1)
McLean, Va. (October 23, 2018) – Capital One Financial Corporation (NYSE: COF) today announced net income for the third quarter of 2018 of $1.5 billion, or $2.99 per diluted common share, compared with net income of $1.9 billion, or $3.71 per diluted common share, in the second quarter of 2018, and with net income of $1.1 billion, or $2.14 per diluted common share, in the third quarter of 2017. Excluding adjusting items, net income for the third quarter of 2018 was $3.12 per diluted common share(1).
“Our digital and technology transformation is accelerating, and is powering our ability to grow new customer relationships and deepen engagement with new and existing customers,” said Richard D. Fairbank, Founder, Chairman and Chief Executive Officer. “We continue to build an enduringly great franchise with the scale, brand, capabilities, and infrastructure to succeed as the digital revolution transforms our industry and our society.”
Adjusting items in the third quarter of 2018, which are excluded from diluted EPS and efficiency ratio metrics (see Table 15 in our Financial Supplement for additional information):

	Pre-Tax	Diluted EPS
(Dollars in millions, except per share data)	Impact	Impact
Net gains on the sales of exited businesses	$141	$0.22
Legal reserve build	(170)	(0.35)
Notable item in the third quarter of 2018 included:

	Pre-Tax	Diluted EPS
(Dollars in millions, except per share data)	Impact	Impact
Investment portfolio impairment charges	$(200)	$(0.32)

(1)
Amounts excluding adjusting items are non-GAAP measures that we believe help investors and users of our financial information understand the effect of adjusting items on our selected reported results and provide alternate measurements of our performance. See Table 15 in Exhibit 99.2 for a reconciliation of our selected reported results to these non-GAAP measures.

Capital One Third Quarter 2018 Earnings

All comparisons below are for the third quarter of 2018 compared with the second quarter of 2018 unless otherwise noted.
Third Quarter 2018 Income Statement Summary:

•	Total net revenue decreased 3 percent to $7.0 billion.

•	Recognized net gains of $141 million on the sales of exited businesses.

•	Total non-interest expense increased 10 percent to $3.8 billion:

◦	9 percent increase in operating expenses.

◦	19 percent increase in marketing.

•	Pre-provision earnings decreased 15 percent to $3.2 billion(2).

•	Provision for credit losses decreased 1 percent to $1.3 billion:

◦	Net charge-offs of $1.4 billion.

◦	$157 million reserve release.

•	Net interest margin of 7.01 percent, up 35 basis points.

•	Efficiency ratio of 54.19 percent.

◦	Efficiency ratio excluding adjusting items was 52.70 percent(1).

•	Operating efficiency ratio of 46.95 percent.

◦	Operating efficiency ratio excluding adjusting items was 45.29 percent(1).
Third Quarter 2018 Balance Sheet Summary:

•	Common equity Tier 1 capital ratio under Basel III Standardized Approach of 11.2 percent at September 30, 2018.

•	Period-end loans held for investment in the quarter increased $2.6 billion, or 1 percent, to $238.8 billion.

◦	Credit Card period-end loans increased $908 million, or 1 percent, to $110.7 billion.

•	Domestic Card period-end loans increased $850 million, or 1 percent, to $101.6 billion.

◦	Consumer Banking period-end loans increased $602 million, or 1 percent, to $59.3 billion:

•	Auto period-end loans increased $641 million, or 1 percent, to $56.4 billion.

◦	Commercial Banking period-end loans increased $1.1 billion, or 2 percent, to $68.7 billion.

•	Average loans held for investment in the quarter decreased $4.0 billion, or 2 percent, to $236.8 billion.

◦	Credit Card average loans increased $1.6 billion, or 1 percent, to $109.5 billion.

•	Domestic Card average loans increased $1.7 billion, or 2 percent, to $100.6 billion.

◦	Consumer Banking average loans decreased $7.3 billion, or 11 percent, to $59.2 billion:

•	Auto average loans increased $999 million, or 2 percent, to $56.3 billion.

(1)
Amounts excluding adjusting items are non-GAAP measures that we believe help investors and users of our financial information understand the effect of adjusting items on our selected reported results and provide alternate measurements of our performance. See Table 15 in Exhibit 99.2 for a reconciliation of our selected reported results to these non-GAAP measures.

(2)	Pre-provision earnings is calculated based on the sum of net interest income and non-interest income, less non-interest expense for the period.

Capital One Third Quarter 2018 Earnings

•	Home loans average loans decreased $8.1 billion, or 100 percent, driven by the timing of the sale of substantially all of our consumer home loan portfolio.

◦	Commercial Banking average loans increased $1.7 billion, or 3 percent, to $68.0 billion.

•	Period-end total deposits decreased $1.0 billion, or less than 1 percent, to $247.2 billion, while average deposits decreased $2.1 billion, or 1 percent, to $246.7 billion.

•	Interest-bearing deposits rate paid increased 11 basis points to 1.23 percent.
Earnings Conference Call Webcast Information
The company will hold an earnings conference call on October 23, 2018 at 5:00 PM Eastern Time. The conference call will be accessible through live webcast. Interested investors and other individuals can access the webcast via the company’s home page (www.capitalone.com). Choose “About Us,” then choose “Investors” to access the Investor Center and view and/or download the earnings press release, the financial supplement, including a reconciliation of non-GAAP financial measures, and the earnings release presentation. The replay of the webcast will be archived on the company’s website through November 6, 2018 at 5:00 PM Eastern Time.
Forward-Looking Statements
Certain statements in this release may constitute forward-looking statements, which involve a number of risks and uncertainties. Capital One cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information due to a number of factors, including those listed from time to time in reports that Capital One files with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2017.
About Capital One
Capital One Financial Corporation (www.capitalone.com) is a financial holding company whose subsidiaries, which include Capital One, N.A., and Capital One Bank (USA), N.A., had $247.2 billion in deposits and $362.9 billion in total assets as of September 30, 2018. Headquartered in McLean, Virginia, Capital One offers a broad spectrum of financial products and services to consumers, small businesses and commercial clients through a variety of channels. Capital One, N.A. has branches located primarily in New York, Louisiana, Texas, Maryland, Virginia, New Jersey and the District of Columbia. A Fortune 500 company, Capital One trades on the New York Stock Exchange under the symbol “COF” and is included in the S&P 100 index.
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